The following is a summary of the terms offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer: JPMorgan Chase Financial Company LLC.
Guarantor: JPMorgan Chase & Co.
Minimum Denomination: $1,000
Indices: S&P 500 Index and Russell 2000 Index
Upside Leverage Factor: At least 1.20*
Contingent Buffer
Amount: 50.00%
Index Return: (Final Value – Initial Value) / Initial Value
Initial Value: With respect to each Index, the closing level on the Pricing Date
Final Value: With respect to each Index, the closing level on the Observation Date
Pricing Date: December 27, 2018
Observation Date: December 27, 2022
Maturity Date: December 30, 2022
CUSIP: 48130WHS3
Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/48130WHS3/doctype/Product_Termsheet/document.pdf
For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.
Payment at Maturity
If the Final Value of each Index is greater than or equal to its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)
If the Final Value of either Index is less than its Initial Value but the Final Value of each Index is greater than or equal to its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of the notes at maturity.
If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return)
If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
Hypothetical Returns on the Notes at Maturity**
•
The final Upside Leverage Factor will be in the Pricing Supplement and will not be less than 1.20. ** The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
North America Structured Investments
Hypothetical Lesser Performing Index Return
Hypothetical Note Return
Hypothetical Payment at Maturity
100.00%
120.00%
$2,200.00
40.00%
48.00%
$1,480.00
30.00%
36.00%
$1,360.00
15.00%
18.00%
$1,180.00
5.00%
6.00%
$1,060.00
0.00%
0.00%
$1,000.00
-10.00%
0.00%
$1,000.00
-20.00%
0.00%
$1,000.00
-30.00%
0.00%
$1,000.00
-50.00%
0.00%
$1,000.00
-50.01%
-50.01%
$499.90
-60.00%
-60.00%
$400.00
-80.00%
-80.00%
$200.00
-100.00%
-100.00%
$0.00
4yr SPX/RTY Uncapped Accelerated Barrier Note
$200
$400
$600
$800
$1,000
$1,200
$1,400
$1,600
$1,800
-60%
-40%
-20%
0%
20%
40%
60%
Payment at Maturity
Index Return
Note Payoff at Maturity
Index Performance